SCHEDULE 14A
(RULE 14a-101)
INFORMATION REQUIRED IN PROXY STATEMENT

SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934

Filed by the Registrant  ☒

Filed by a Party other than the Registrant 

Check the appropriate box:

	Preliminary Proxy Statement
	Confidential, for the use of the Commission only (as permitted by Rule 14a-6(e)(2))
☒	Definitive Proxy Statement
	Definitive Additional Materials
	Soliciting Material Pursuant to §240.14a-12

EMAGIN CORPORATION
(Name of Registrant as Specified In Its Charter)
(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check the appropriate box):

☒	No fee required.
	Fee computed on table below per Exchange Act Rules 14a-6(i)(1) and 0-11.
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Check box if any part of the fee is offset as provided by Exchange Act Rule 0-1l (a)(2) and identify the filing for which the offsetting fee was paid previously. Identify the previous filing by registration statement number, or the Form or Schedule and the date of its filing.

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eMagin Corporation

2014

NOTICE OF ANNUAL MEETING

AND

PROXY STATEMENT

_____________________

May 22, 2014

at 10:00 a.m. Eastern Time
_____________________

61 Broadway, 32nd Floor
New York, New York 10006

eMagin Corporation

NOTICE OF ANNUAL MEETING OF STOCKHOLDERS

TO BE HELD ON MAY 22, 2014

The 2014 Annual Meeting of Stockholders (the “Annual Meeting”) of eMagin Corporation (“eMagin” or the “Company”) will be held at the offices of Sichenzia Ross Friedman Ference LLP at 61 Broadway, New York, New York 10006, on Thursday, May 22, 2014, at 10:00 a.m. Eastern  Time, to consider the following proposals:

1.      To elect the seven director nominees named in the Proxy Statement to hold office until the next annual meeting of stockholders;

2.      To ratify the appointment of McGladrey LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014;

3.      To conduct an advisory vote on executive compensation;

4.      To act on such other matters as may properly come before the meeting or any adjournment thereof.

BECAUSE OF THE SIGNIFICANCE OF THESE PROPOSALS TO THE COMPANY AND ITS STOCKHOLDERS, IT IS VITAL THAT EVERY STOCKHOLDER VOTE AT THE ANNUAL MEETING IN PERSON OR BY PROXY.

These proposals are fully set forth in the accompanying Proxy Statement, which you are urged to read thoroughly. For the reasons set forth in the Proxy Statement, your Board of Directors recommends a vote "FOR" Proposals 1 - 3.   A list of all stockholders entitled to vote at the Annual Meeting will be available at the principal office of the Company during usual business hours, for examination by any stockholder for any purpose germane to the Annual Meeting for 10 days prior to the date thereof.   Stockholders are cordially invited to attend the Annual Meeting. If you plan to attend the Annual Meeting in person, please be sure to bring your proxy card and photo identification.  However, whether or not you plan to attend the meeting in person, your shares should be represented and voted. After reading the enclosed Proxy Statement, please sign, date, and return promptly the enclosed Proxy in the accompanying postpaid envelope we have provided for your convenience to ensure that your shares will be represented.

The Company is pleased to take advantage of the Securities and Exchange Commission rules that allow issuers to furnish proxy materials to their stockholders on the Internet. The Company believes these rules allow it to provide you with the information you need while lowering the Company’s costs.

Alternatively, you may wish to provide your response by telephone or electronically through the Internet by following the instructions set out on the enclosed Proxy card. If you do attend the meeting and wish to vote your shares personally, you may revoke your Proxy.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held May 22, 2014. The Proxy Statement and our 2013 Annual Report to Stockholders are available at: http://www.cstproxy.com/emagin/2014.

By Order of the Board of Directors

/s/ Jill J. Wittels
Jill J. Wittels
Chair of the Board of Directors

WHETHER OR NOT YOU PLAN ON ATTENDING THE MEETING IN PERSON, PLEASE VOTE AS PROMPTLY AS POSSIBLE TO ENSURE THAT YOUR VOTE IS COUNTED.

eMagin Corporation
3006 Northup Way
Suite 103
Bellevue, WA 98004

(425) 284-5200

______________________

PROXY STATEMENT
_______________________

This Proxy Statement is furnished in connection with the solicitation of proxies by the Board of Directors of eMagin Corporation (“eMagin” or the “Company”) to be voted at the Annual Meeting of Stockholders (“Annual Meeting”) which will be held at the offices of Sichenzia Ross Friedman Ference LLP at 61 Broadway, New York, New York 10006 on Thursday, May 22, 2014, at 10:00 a.m. Eastern Time, and at any postponements or adjournments thereof.  The proxy materials will be furnished to stockholders on or about April 11, 2014.  If you require directions to the Annual Meeting please call Gabriel G. Matus, Board Secretary, at (845) 838-7926.

REVOCABILITY OF PROXY AND SOLICITATION

Any stockholder executing a proxy that is solicited hereby has the power to revoke it prior to the voting of the proxy.  Revocation may be made by attending the Annual Meeting and voting the shares of stock in person, or by delivering to the Secretary of the Company at the principal office of the Company prior to the Annual Meeting a written notice of revocation or a later-dated, properly executed proxy.  Solicitation of proxies may be made by directors, officers and other employees of the Company by personal interview, telephone, facsimile transmittal or electronic communications.  No additional compensation will be paid for any such services.  This solicitation of proxies is being made by the Company which will bear all costs associated with the mailing of this proxy statement and the solicitation of proxies.

INTERNET AND ELECTRONIC AVAILABILITY OF PROXY MATERIALS

Under rules adopted by the Securities and Exchange Commission (the “SEC”), the Company is making this Proxy Statement and the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013 available on the Internet instead of mailing a printed copy of these materials to each stockholder. Stockholders who received a Notice of Internet Availability of Proxy Materials (the “Notice”) by mail will not receive a printed copy of these materials other than as described below. Instead, the Notice contains instructions as to how stockholders may access and review all of the important information contained in the materials on the Internet, including how stockholders may submit proxies by telephone or over the Internet.

If you received the Notice by mail and would prefer to receive a printed copy of the Company’s proxy materials, please follow the instructions for requesting printed copies included in the Notice.

RECORD DATE

Stockholders of record at the close of business on March 24, 2014, will be entitled to receive notice of, attend and vote at the meeting.

INFORMATION ABOUT THE ANNUAL MEETING AND VOTING

Why am I receiving these materials?

eMagin Corporation has made these materials available to you on the Internet or, upon your request, has delivered printed versions of these materials to you by mail, in connection with the Company’s solicitation of proxies for use at the Annual Meeting of Stockholders to be held on May 22, 2014, at 10:00 a.m. local time at 61 Broadway, 32nd Floor, New York, New York 10006. These materials describe the proposals on which the Company would like you to vote and also give you information on these proposals so that you can make an informed decision. We are furnishing our proxy materials on or about April 11, 2014 to all stockholders of record entitled to vote at the Annual Meeting.

What is included in these materials?

These materials include:

•	this Proxy Statement for the Annual Meeting;

•	the Company’s Annual Report on Form 10-K for the fiscal year ended December 31, 2013; and

•	if you requested printed versions of these materials by mail, these materials also include the proxy card or vote instructions for the Annual Meeting.

What is the proxy card?

The proxy card enables you to appoint Andrew Sculley, our Chief Executive Officer, and Paul Campbell, our Chief Financial Officer, as your representatives at the Annual Meeting.  By completing and returning a proxy card, you are authorizing these individuals to vote your shares at the Annual Meeting in accordance with your instructions on the proxy card.  This way, your shares will be voted whether or not you attend the Annual Meeting.

What is the purpose of the Annual Meeting?

           At our Annual Meeting, stockholders will act upon the matters outlined in the Notice of Annual Meeting on the cover page of this Proxy Statement, including (i) the election of seven persons named herein as nominees for directors of the Company, to hold office subject to the provisions of the bylaws of the Company, until the next annual meeting of stockholders and until their successors are duly elected and qualified, (ii) ratification of the appointment of McGladrey LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014, and (iii) to conduct an advisory vote on executive compensation. In addition, management will report on the performance of the Company during fiscal year 2013 and respond to questions from stockholders.

What constitutes a quorum?

The presence at the meeting, in person or by proxy, of the holders of a majority of the number of shares of common stock and Series B Convertible Preferred Stock (on an as-converted basis with the common stock) issued and outstanding on the record date will constitute a quorum permitting the meeting to conduct its business. As of the record date, there are 23,989,902 shares of eMagin common stock and 5,659 shares of Series B Convertible Preferred Stock, convertible into 7,545,333 shares of common stock, issued and outstanding. Each share of Series B Convertible Preferred Stock is entitled to voting rights equal to the number of shares of common stock issuable upon conversion of the Series B Convertible Preferred Stock. Thus, the presence of the holders of common stock and Series B Convertible Preferred Stock (on an as-converted basis with the common stock) representing at least 15,767,618 votes will be required to establish a quorum.

What is the difference between a stockholder of record and a beneficial owner of shares held in street name?

             Most of our stockholders hold their shares in an account at a brokerage firm, bank or other nominee holder, rather than holding share certificates in their own name.  As summarized below, there are some distinctions between shares held of record and those owned beneficially in street name.

Why did I receive a one-page notice in the mail regarding the Internet availability of proxy materials this year instead of a full set of proxy materials?

Pursuant to rules adopted by the SEC, the Company has elected to provide access to its proxy materials over the Internet. Accordingly, the Company is sending the Notice to the Company’s stockholders of record and beneficial owners. All stockholders will have the ability to access the proxy materials on the website referred to in the Notice or request to receive a printed set of the proxy materials. Instructions on how to access the proxy materials over the Internet or to request a printed copy may be found in the Notice. In addition, stockholders may request to receive proxy materials in printed form by mail or electronically by email on an ongoing basis. The Company encourages you to take advantage of the availability of the proxy materials on the Internet.

What does it mean if I receive more than one Notice?

You may have multiple accounts at the transfer agent and/or with brokerage firms. Please follow directions on each Notice to ensure that all of your shares are voted.

How can I get electronic access to the proxy materials?

The Notice will provide you with instructions regarding how to:

•	view the Company’s proxy materials for the Annual Meeting on the Internet;

•	request hard copies of the materials; and

•	instruct the Company to send future proxy materials to you electronically by email.

Choosing to receive future proxy materials by email will save the Company the cost of printing and mailing documents to you and will reduce the impact of the Company’s annual meetings on the environment. If you choose to receive future proxy materials by email, you will receive an email message next year with instructions containing a link to those materials and a link to the proxy voting website. Your election to receive proxy materials by email will remain in effect until you terminate it.

Stockholder of Record

If on March 24, 2014, your shares were registered directly in your name with our transfer agent, Continental Stock Transfer & Trust Company, you are considered a stockholder of record with respect to those shares, and the Notice of Annual Meeting and Proxy Statement was sent directly to you by the Company.  As the stockholder of record, you have the right to direct the voting of your shares by returning the proxy card to us.  Whether or not you plan to attend the Annual Meeting, if you do not vote over the Internet, please complete, date, sign and return a proxy card to ensure that your vote is counted.

Beneficial Owner of Shares Held in Street Name

             If on March 24, 2014, your shares were held in an account at a brokerage firm, bank, broker-dealer, or other nominee holder, then you are considered the beneficial owner of shares held in “street name,” and the Notice of Annual Meeting & Proxy statement was forwarded to you by that organization.  The organization holding your account is considered the stockholder of record for purposes of voting at the Annual Meeting.  As the beneficial owner, you have the right to direct that organization on how to vote the shares held in your account.  However, since you are not the stockholder of record, you may not vote these shares in person at the Annual Meeting unless you receive a valid proxy from the organization.

How do I vote?

Stockholders of Record.   If you are a stockholder of record, you may vote by any of the following methods:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the enclosed Proxy Card.

•	By Telephone. You may vote by calling the toll free number found on the Proxy Card.

•	By Mail. You may vote by completing, signing, dating and returning your proxy card in the pre-addressed, postage-paid envelope provided.

•
In Person. You may attend and vote at the Annual Meeting.  The Company will give you a ballot when you arrive. You must bring a valid photo identification such as your driver’s license or passport and may be requested to provide proof of stock ownership as of the record date.

Beneficial Owners of Shares Held in Street Name.  If you are a beneficial owner of shares held in street name, you may vote by any of the following methods:

•	Via the Internet. You may vote by proxy via the Internet by following the instructions provided on the enclosed Proxy Card.

•	By Telephone. You may vote by proxy by calling the toll free number found on the vote instruction form.

•	By Mail. You may vote by proxy by filling out the vote instruction form and returning it in the pre-addressed, postage-paid envelope provided.

•
In Person. If you are a beneficial owner of shares held in street name and you wish to vote in person at the Annual Meeting, you must obtain a legal proxy from the organization that holds your shares. You must bring a valid photo identification such as your driver’s license or passport.

Abstentions and broker non-votes

While the inspectors of election will treat shares represented by Proxies that reflect abstentions or include "broker non-votes" as shares that are present and entitled to vote for purposes of determining the presence of a quorum, abstentions or "broker non-votes" do not constitute a vote "for" or "against" any matter and thus will be disregarded in any calculation of "votes cast." However, abstentions and "broker non-votes" will have the effect of a negative vote if an item requires the approval of a majority of a quorum or of a specified proportion of all issued and outstanding shares.

Brokers holding shares of record for customers generally are not entitled to vote on “non-routine” matters, unless they receive voting instructions from their customers.  As used herein, “uninstructed shares” means shares held by a broker who has not received voting instructions from its customers on a proposal.  A “broker non-vote” occurs when a nominee holding uninstructed shares for a beneficial owner does not vote on a particular proposal because the nominee does not have discretionary voting power with respect to that non-routine matter. In connection with the treatment of abstentions and broker non-votes, the proposed ratification of McGladrey LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2014 is considered a “routine” matter.  Accordingly, brokers are entitled to vote uninstructed shares with respect to this proposal.

What happens if I do not give specific voting instructions?

Stockholders of Record.   If you are a stockholder of record and you:

•	indicate when voting on the Internet or by telephone that you wish to vote as recommended by the Board of Directors, or

•	sign and return a proxy card without giving specific voting instructions,

then the proxy holders will vote your shares in the manner recommended by the Board of Directors on all matters presented in this proxy statement and as the proxy holders may determine in their discretion with respect to any other matters properly presented for a vote at the Annual Meeting.

Beneficial Owners of Shares Held in Street Name.   If you are a beneficial owner of shares held in street name and do not provide the organization that holds your shares with specific voting instructions, under the rules of various national and regional securities exchanges, the organization that holds your shares may generally vote on routine matters, such as the ratification of McGladrey LLP as the Company’s independent registered public accounting firm for the year ending December 31, 2014, but cannot vote on non-routine matters, such as the election of directors.

What are the Board’s recommendations?

           The Board’s recommendation is set forth together with the description of each item in this Proxy Statement. In summary, the Board recommends a vote:

•
for election of the seven directors nominated by the Company to hold office subject to the provisions of the Bylaws of the Company, until the next annual meeting of stockholders and until their successors are duly elected and qualified;

•	for ratification of the appointment of McGladrey LLP as the Company’s independent auditors for fiscal year 2014; and

•	for approval of executive compensation disclosed in this Proxy Statement of the Company’s executive officers who are named in this Proxy Statement’s Summary Compensation Table,

With respect to any other matter that properly comes before the meeting, the proxy holders will vote as recommended by the Board of Directors or, if no recommendation is given, in their own discretion.

Dissenters’ Right of Appraisal

Holders of shares of our Common Stock or Series B Convertible Preferred Stock do not have appraisal rights under Delaware law or under the governing documents of the Company in connection with this solicitation.

How Are Proxy materials delivered to households?

Only one copy of the Company's 10-K for the fiscal year ending December 31, 2013 and this Proxy Statement will be delivered to an address where two or more stockholders reside with the same last name or who otherwise reasonably appear to be members of the same family based on the stockholders’ prior express or implied consent.

We will deliver promptly upon written or oral request a separate copy of the Company's 10-K for the fiscal year ending December 31, 2013 and this Proxy Statement upon such request.  If you share an address with at least one other stockholder, currently receive one copy of our Annual Report and Proxy Statement at your residence, and would like to receive a separate copy of our Annual Report and Proxy Statement for future stockholder meetings of the Company, please specify such request in writing and send such written request to eMagin Corporation, 3006 Northup Way, Suite 103, Bellevue, WA 98004; Attention: Corporate Secretary.

Interest of Officers and Directors in Matters to Be Acted Upon

Except for the election to our Board of the seven nominees set forth herein, none of our officers or directors has any interest in any of the matters to be acted upon at the Annual Meeting.

How much stock is owned by 5% stockholders, directors, and executive officers?

The  following table sets forth the number of shares known to be beneficially owned by all persons who own at least 5% of eMagin's outstanding common stock, the Company's directors, the executive officers, and the directors and executive officers as a group as of March 24, 2014, unless otherwise noted. Unless otherwise indicated, the stockholders listed in the table have sole voting and investment power with respect to the shares indicated.

	Common Stock Beneficially Owned**	Percentage of Common
Name of Beneficial Owner		Stock **
Stillwater Holdings LLC (f/k/a Stillwater LLC) (1)	12,631,492	34.35%
Ginola Limited (2)	4,540,694	12.35%
Rainbow Gate Corporation (3)	1,720,658	4.68%
Paul Cronson (4)	620,263	1.69%
Andrew G. Sculley (5)	567,396	1.54%
Irwin Engelman (6)	415,943	1.13%
Claude Charles (7)	393,642	1.07%
Stephen Seay (8)	356,082	*
Paul Campbell (9)	225,698	*
Jill J. Wittels (10)	180,514	*
Leslie G. Polgar (11)	154,496	*
Amalkumar Ghosh (12)	154,485	*
Olivier Prache (13)	136,066	*
Jerome Carollo (14)	108,000	*
Christopher Brody (15)	65,185	*
Gabriel Matus (16)	9,601	*
All executive officers and directors as a group (consisting of 13 individuals) (17)		9.21%
*Less than 1% of the outstanding common stock

** Beneficial Ownership is determined in accordance with the rules of the SEC and generally includes voting or investment power with respect to securities. Shares of common stock subject to options, warrants, or preferred shares exercisable or convertible within 60 days of March 24, 2014 are deemed outstanding for computing the percentage of the person holding such option or warrant.  Percentages are based on a total of 36,773,858 shares: 23,989,902 shares of common stock outstanding on March 24, 2014 and 12,783,956 shares issuable upon the exercise of options, warrants exercisable and preferred shares convertible on or within 60 days of March 24, 2014, as described below.

(1) This figure represents: (i) 5,316,826 shares of common stock owned by Stillwater Holdings LLC (f/k/a Stillwater LLC), which includes 4,250,000 shares of common stock placed with Flat Creek Fiduciary Management LLC as trustee of a trust for the benefit of minor beneficiaries of the sole member of Stillwater Holdings LLC, in which the sole member of Stillwater Holdings LLC has investment control, and 783,325 shares of common stock owned by Rainbow Gate Corporation of which the sole member of Stillwater Holdings LLC is the investment manager; (ii) warrants held by Stillwater Holdings LLC to purchase 1,000,000 shares of common stock and (iii) 6,314,666 shares of common stock underlying Series B Convertible Preferred Stock which includes 937,333 shares of common stock underlying Series B Convertible Preferred Stock held by Rainbow Gate Corporation of which the sole member of Stillwater Holdings LLC is the investment manager. Mortimer D. A. Sackler exercises the sole voting power with respect to the shares held in the name of Stillwater Holdings LLC as sole member, Mortimer D. A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation as investment manager, and Mortimer D.A. Sackler has investment control with respect to the shares held in the name of Flat Creek Fiduciary Management LLC, as trustee; therefore Stillwater Holdings LLC is deemed to beneficially own the shares held by Rainbow Gate Corporation and Flat Creek Fiduciary Management LLC, as trustee, as “beneficially owned”.

(2) This figure represents: (i) 2,532,694 shares of common stock owned by Ginola Limited, which include: 783,325 shares of common stock held indirectly by Rainbow Gate Corporation; 78,478 shares of common stock owned by Mount Union Corp.; 57,372 shares of common stock owned by Chelsea Trust Company Limited, as trustee (Ginola Limited disclaims beneficial ownership of the shares owned by Rainbow Gate Corporation, Mount Union Corp. and Chelsea Trust Company Limited, as trustee); and 372,972 shares of common stock owned by Crestflower Corporation, in which the sole shareholder of Crestflower Corporation is Ginola Limited (Ginola Limited disclaims beneficial ownership of the shares owned by Crestflower Corporation except to the extent of its pecuniary interest therein); and (ii) 2,008,000 shares of common stock underlying Series B Convertible Preferred Stock, which includes 937,333 shares of common stock underlying Series B Convertible Preferred Stock held by Rainbow Gate Corporation. Stillwater Holdings LLC (f/k/a Stillwater LLC) and Ginola Limited are beneficially owned by separate parties and therefore do not exert voting control over one another. However, Stillwater Holdings LLC includes the shares held by Rainbow Gate Corporation as “beneficially owned” since the sole member of Stillwater Holdings LLC is investment manager and sole director of Rainbow Gate Corporation and exerts voting control over such shares. Jonathan White, Philip Le Cornu and Joerg Fischer exercise the shared voting power with respect to the shares held in the name of Mount Union Corp. Stuart Baker, Joerg Fischer, Charles Lubar, Christopher Mitchell, Leslie Schreyer and Jonathan White exercise the shared voting power with respect to the shares held in the name of Chelsea Trust Company Limited.  Jonathan White, Joerg Fischer and Philip Le Cornu exercise the shared voting power with respect to the shares held in the name of Crestflower Corporation.  Jonathan White, Joerg Fischer and Philip Le Cornu are the directors of Ginola Limited and exercise the shared voting power with respect to the shares held in the name of Ginola Limited.

(3) This figure represents (1) 783,325 shares of common stock owned by Rainbow Gate Corporation; and (ii) 937,333 shares of common stock underlying Series B Convertible Preferred Stock. Mortimer D. A. Sackler exercises the sole voting power with respect to the shares held in the name of Rainbow Gate Corporation.

(4) This figure represents 168,471 shares of common stock owned by Mr. Cronson, 291,792 shares of common stock underlying options, and 160,000 shares of common stock underlying Series B Convertible Preferred Stock held directly and indirectly by Paul Cronson. This includes (i) 13,294 shares of common stock held indirectly by a family member of Paul Cronson; and (ii) 155,177 shares of common stock and 160,000 shares of common stock underlying Series B Convertible Preferred Stock held indirectly by Navacorp III, LLC. Mr. Cronson exercises the sole voting power with respect to the shares held in the name of Navacorp III, LLC.

(5) This figure represents shares underlying options.

(6) This figure represents shares underlying options.

(7) This figure represents 3,250 shares of common stock owned by Claude Charles and 390,392 shares underlying options.

(8) This figure represents shares underlying options.

(9) This figure represents 37,197 shares of common stock owned by Paul Campbell and 188,501 shares underlying options.

(10) This figure represents shares underlying options.

(11) This figure represents shares underlying options.

(12) This figure represents 1,611 shares of common stock owned by Amalkumar Ghosh and 152,874 shares underlying options.

(13) This figure represents 181 shares of common stock owned by Olivier Prache and 135,885 shares underlying options.

(14) This figure represents shares underlying options.

(15) This figure represents shares underlying options.

(16) This figure represents shares underlying options.

(17) This figure represents:  (i) 210,710 shares; (ii) 160,000 shares of common stock underlying Series B Convertible Preferred Stock; and (iii) 3,016,660 shares of common stock issuable upon exercise of stock options.

There are no arrangements known to the Company, including any pledge by any person of securities of the Company, the operation of which may at a subsequent date result in a change in control of the Company.

INFORMATION ABOUT THE BOARD OF DIRECTORS

The Board of Directors oversees our business and affairs and monitors the performance of management. In accordance with corporate governance principles, the Board does not involve itself in day-to-day operations. The directors keep themselves informed through discussions with the Chief Executive Officer and other key executives, visits to the Company’s facilities, by reading the reports and other materials that we send them and by participating in Board and committee meetings. Each director’s term will continue until the election and qualification of his or her successor, or his or her earlier death, resignation or removal. Biographical information about our directors is provided in “Proposal No. 1 - Proposal for the Election of Seven Directors” beginning on page 21. Except as set forth in this Proxy Statement, none of our directors held directorships in other reporting companies and registered investment companies at any time during the past five years.

Our Board currently consists of eight persons, seven of which have been nominated by the Company to stand for election.  The Board determined to reduce the size of the Board from eight directors to seven directors and Mr. Charles has decided not to seek reelection as a member of the Board at the Annual Meeting.  Mr. Charles’ decision was not based on any disagreement with the Company.

Name	Age	Position
Claude Charles (1)(2*)(3)	77	Director
Paul Cronson (2)(4)	57	Director
Irwin Engelman (1*)	79	Director
Dr. Leslie G. Polgar (3)(4*)	70	Director
Andrew G. Sculley	63	Chief Executive Officer, President, and Director
Brig. General Stephen Seay (U.S. Army Ret.) (1)(2)(3*)(4)	67	Director
Dr. Jill J. Wittels (4)	64	Director, Chair of the Board
Christopher Brody (2)(3)	45	Director

(1)	Audit Committee
(2)	Governance & Nominating Committee
(3)	Compensation Committee
(4)	Strategy Committee

* Committee Chair

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of the following events has occurred that are material to an evaluation of the ability or integrity of any director or person nominated to become a director of the Company:

•	A bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Conviction in a criminal proceeding or been subject to a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material proceedings to which any director of the Company is a party adverse to the Company or has a material interest adverse to the Company.

How often did the Board meet during fiscal 2013?

During 2013, the Board of Directors held 8 meetings.  Each director attended no fewer than 86.36% of the aggregate of the total number of meetings of the Board and the total number of meetings held by all committees on which such director served. The Board also approved certain actions by unanimous written consent.

What committees has the Board established?

The Board of Directors has standing Audit, Compensation, Strategy and Governance and Nominating Committees.  Information concerning the function of each Board committee follows.

Audit Committee

The Audit Committee is responsible for overseeing management’s implementation of effective internal accounting and financial controls, supervising matters relating to audit functions, reviewing and setting internal policies and procedures regarding audits, accounting and other financial controls, reviewing the results of our audit performed by the independent public accountants, and evaluating and selecting the independent public accountants. The Audit Committee has adopted an Audit Committee Charter, which is posted on our Corporate Governance landing page, under the tab labeled “Investors” on our website at http://www.emagin.com.  The current members of the Audit Committee are Irwin Engelman (Chairman), Claude Charles and Stephen Seay. The Board has determined that Mr. Engelman is an “audit committee financial expert” as defined by the SEC.  During 2013, the Audit Committee held 4 meetings in person or through conference calls.

Compensation Committee

The Compensation Committee determines matters pertaining to the compensation of our executive officers and outside directors, and administers our stock option and incentive compensation plans. The Compensation Committee has adopted a Charter, which is posted on our Corporate Governance landing page, under the tab labeled “Investors” on our website at http://www.emagin.com. The current members of the Compensation Committee are Stephen Seay (Chairman), Claude Charles, Leslie Polgar and Christopher Brody.  During 2013, the Compensation Committee held 8 meetings in person or through conference calls.

Governance and Nominating Committee

The Governance and Nominating Committee is responsible for considering potential Board members, nominating Directors for election to the Board, implementing the Company’s corporate governance policies, and for all other purposes outlined in the Governance and Nominating Committee Charter, which is posted which is posted on our Corporate Governance landing page, under the tab labeled “Investors” on our website at http://www.emagin.com.  The current members of the Governance and Nominating Committee are Claude Charles (Chairman), Paul Cronson, Stephen Seay and Christopher Brody. During 2013, the Governance and Nominating Committee held 5 meetings in person or through conference calls.

Strategy Committee

The primary purpose of the Strategy Committee is to be responsible to the Board of Directors for the oversight of the Company’s Strategic Plan. The Strategy Committee will maintain an on-going, cooperative, interactive strategic planning process with the Company's executive management, including the identification, setting and maintenance of strategic goals and expectations as well as the review of potential acquisitions, joint ventures, and strategic alliances. The Strategy Committee held 6 meetings in person or through conference calls.  Its current members are Leslie Polgar (Chairman), Paul Cronson, Jill Wittels and Stephen Seay.

Nomination of Directors

As provided in its charter, the Governance and Nominating Committee is responsible for identifying individuals qualified to become directors. The Governance and Nominating Committee seeks to identify director candidates based on input provided by a number of sources, including (1) the Governance and Nominating Committee members, (2) our other directors, (3) our stockholders, (4) our Chief Executive Officer or Chair of the Board, and (5) third parties such as service providers. In evaluating potential candidates for director, the Governance and Nominating Committee considers the entirety of each candidate’s credentials.

Qualifications for consideration as a director nominee may vary according to the particular areas of expertise being sought as a complement to the existing composition of the Board of Directors. However, at a minimum, candidates for director must possess:

•	high personal and professional ethics and integrity;
•	the ability to exercise sound judgment;
•	the ability to make independent analytical inquiries;
•	a willingness and ability to devote adequate time and resources to diligently perform Board and committee duties; and
•	the appropriate and relevant business experience and acumen.

The Governance and Nominating Committee will consider nominees recommended by stockholders if such recommendations are made in writing to the committee. The Governance and Nominating Committee does not plan to change the manner in which the committee evaluates nominees for election as a director based on whether the nominee has been recommended by a stockholder or otherwise.

The Governance and Nominating Committee does not have a formal policy relating to diversity among directors. In considering new nominees and whether to re-nominate existing members of the Board, the committee seeks to achieve a Board with strengths in its collective knowledge and a broad diversity of perspectives, skills and business and professional experience. Among other items, the committee looks for a range of experience in strategic planning, sales, finance, executive leadership, industry and similar attributes.

At least a majority of the directors on the Board must be independent directors as defined in the rules of the NYSE MKT LLC.

Board Leadership Structure and Role in Risk Oversight

The Company has separated the positions of Chair of the Board of Directors and Chief Executive Officer. Given the demanding nature of these positions, the Board believes it is appropriate to separate the positions of Chair and Chief Executive Officer.  Our Chair presides over all meetings of the Board of Directors, including executive sessions of the independent directors, which are held at each Board meeting.  She briefs the Chief Executive Officer on issues arising in executive sessions and communicates frequently with him on matters of importance. She has responsibility for shaping the Board’s agendas and consults with all directors to ensure that the board agendas and board materials provide the Board with the information needed to fulfill its responsibilities.  From time to time she may also represent the Company in interactions with external stakeholders, at the discretion of the Board.

The Board of Directors has determined that each of our current directors, except for Mr. Sculley, is an “independent director” as that term is defined in the listing standards of the NYSE MKT LLC.  The Board of Directors has also determined that each member of the Audit Committee, Compensation Committee and Governance and Nominating Committee meets the independence standards applicable to those committees prescribed by the NYSE MKT LLC and the SEC.  In making this decision, the Board considered all relationships between the Company and the directors, including Dr. Wittels' role as (and compensation related to) a consultant to the Company from April through July of 2011. The Board determined each such relationship, and the aggregate of such relationships, to be immaterial to the applicable director’s ability to exercise independent judgment.

Our Board has overall responsibility for risk oversight. The oversight is conducted primarily through committees of the Board of Directors, as disclosed in each of the descriptions of each of the committees above and in the charters of each of the committees, but the full Board of Directors has retained responsibility for general oversight of risks.

Stockholder Communications

Stockholders requesting communication with directors can do so by writing to eMagin Corporation, c/o Corporate Secretary, 3006 Northup Way, Suite 103, Bellevue, WA 98004, or emailing to gmatus@emagin.com.  At this time we do not screen communications received and would forward any requests directly to the named director. If no director was named in a general inquiry, the Secretary would contact either the Chair of the Board of Directors or the chairman of a particular committee, as appropriate. We do not provide the physical address, email address, or phone numbers of directors to outside parties without a Director’s permission.

Code of Ethics and Business Conduct

We have adopted a Code of Ethics and Business Conduct that applies to all of our directors, officers and employees, including our Chief Executive Officer and Chief Financial Officer and principal accounting officer. The Code of Ethics and Business Conduct is posted on our website at http://www.emagin.com.

COMPENSATION OF DIRECTORS

The following table sets forth with respect to the named director, compensation information inclusive of equity awards and payments made in the year ended December 31, 2013.

Name	Fees earned or paid in cash($)	Option awards($) (1)	Total($)
Claude Charles	40,000	65,000	105,000
Paul Cronson	40,000	65,000	105,000
Irwin Engelman	45,000	65,000	110,000
Leslie Polgar	40,000	65,000	105,000
Stephen Seay	40,000	65,000	105,000
Jill J. Wittels	70,000	113,750	183,750
Christopher Brody	40,000	65,000	105,000

(1)  Please see Note 10 to our financial statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

Fees Earned or Paid in Cash

Board Retainer.  Each Non-Employee Director, except the Chair, received an annual cash retainer of $40,000 for his service as a member of the Board of Directors.  The Audit Committee chair received an additional annual retainer of $5,000.

Meeting Fees.  None.

Option Awards

Each Non-Employee Director, except the Chair, received equity compensation in the form of stock option grants valued at $65,000.

Chair of the Board

The Chair received an annual cash retainer of $70,000 and equity compensation in the form of stock option grants valued at $113,750.

2014 Non-Employee Director Compensation

On January 15, 2014, the Compensation Committee approved the following 2014 compensation for Non-Employee Directors, excluding the Chair:

-	Annual Cash Retainer of $40,000
-	Stock Option grant valued at $50,000
-	No meeting fees

The Chair will receive an annual cash retainer of $70,000 and stock option grant valued at $98,750.  The Chairman of the Audit Committee will receive an annual cash retainer of $5,000.

REPORT OF THE AUDIT COMMITTEE OF THE BOARD OF DIRECTORS

The Audit Committee, on behalf of our Board of Directors, serves as an independent and objective party to monitor and provide general oversight of the integrity of our financial statements, our independent registered public accounting firm’s qualifications and independence, the performance of our independent registered public accounting firm and our standards of business conduct. The Audit Committee performs these oversight responsibilities in accordance with its Audit Committee Charter.

Our management is responsible for preparing our financial statements and managing our financial reporting process. Our independent registered public accounting firm is responsible for expressing an opinion on the conformity of our audited financial statements to generally accepted accounting principles in the United States of America. The Audit Committee met with our independent registered public accounting firm, with and without management present, to discuss the results of their examinations and the overall quality of our financial reporting.

In this context, the Audit Committee reviewed and discussed our audited financial statements for the year ended December 31, 2013 with management and with our independent registered public accounting firm. The Audit Committee has discussed with our independent registered public accounting firm the matters required to be discussed by the statement on Public Company Accounting Oversight Board Auditing Standard No. 16 (Communications with Audit Committees), as adopted by the Public Company Accounting Oversight Board in Rule 3200T, which includes, among other items, matters related to the conduct of the audit of our annual financial statements.

The Audit Committee has received the written disclosures and the letter from the independent registered public accounting firm required by applicable requirements of the Public Company Accounting Oversight Board regarding such independent registered public accounting firm's communications with the Audit Committee concerning independence, and has discussed with the independent registered public accounting firm its independence from us and our management.

Based on its review of the audited financial statements and the various discussions noted above, the Audit Committee recommended to our Board of Directors that our audited financial statements be included in our Annual Report on Form 10-K for the year ended December 31, 2013.

Respectfully submitted by the Audit Committee,

Irwin Engelman, Chairman
Claude Charles
Brig. Gen. Stephen M. Seay (U.S. Army, Ret.)

The foregoing Audit Committee Report does not constitute soliciting material and shall not be deemed filed or incorporated by reference into any other filing of our company under the Securities Act of 1933, as amended (the “Securities Act”), or the Exchange Act, except to the extent we specifically incorporate this Audit Committee Report by reference therein.

INFORMATION ABOUT THE EXECUTIVE OFFICERS

The executive officers are elected annually by our Board of Directors and hold office until their successors are elected and duly qualified. There are no family relationships between any of our directors or executive officers. The current executive officers of the Company are as follows:

Name	Age	Position
Andrew G. Sculley	63	Chief Executive Officer and President
Paul Campbell	58	Chief Financial Officer and Treasurer
Jerome Carollo	62	Senior Vice President, Business Development
Amalkumar Ghosh	59	Senior Vice President, Research and Development
Olivier Prache	54	Senior Vice President, Product Development
Gabriel G. Matus	40	Senior Vice President, General Counsel and Board Secretary; Chief Ethics Officer

The following includes the principal occupations for the past five years (and, in some instances, for prior years) of each of our executive officers:

Andrew G. Sculley became the Company’s Chief Executive Officer and President on June 1, 2008 and was appointed to the Board of Directors on November 2, 2009.  Mr. Sculley served as the General Manager of Kodak’s OLED systems Business Unit and Vice President of Kodak’s Display Business from 2004 to 2008. From 2003 to 2006, he served on the Board of Directors of SK Display, a joint venture between Sanyo and Kodak. From 1996 to 2001, Mr. Sculley served as the Manager of Operations, CFO and member of the Board of Directors of Kodak Japan Ltd., where he managed Distribution, Information Technologies, Legal, Purchasing and Finance. Previously, he held positions in strategic planning and finance in Eastman Kodak Company.  Mr. Sculley holds an MBA from Carnegie-Mellon University and an M.S. in physics from Cornell University. He attended Harvard University’s International Senior Management Program while an executive at Kodak.

Paul Campbell became the Company’s Chief Financial Officer and Treasurer as of May 8, 2009.  Prior to this date, he had served as the Company’s Interim Chief Financial Officer since April 15, 2008.  He served as Interim Corporate Secretary from September, 2010 to February, 2011. Mr. Campbell is a partner with Tatum, LLC (“Tatum”), an executive services firm, since November 2007.  Mr. Campbell served as the Chief Financial Officer of four public companies, including Checkers Drive-In Restaurants, Inc, which until 2006 was traded on the Nasdaq and Famous Dave’s of America, Inc., which is currently trading on the Nasdaq.  Mr. Campbell also served as Chief Financial Officer of Sonus Corporation, a medical device retailer, and from May 2007 through October 2007 he served as Chief Financial Officer of Organic To Go, Inc., an emerging publicly-held food company.  From 2001 through April 2007, Mr. Campbell owned and operated Campbell Capital, LLC, a consulting and investment firm in Seattle, Washington providing strategic planning and financing services to small businesses.  Mr. Campbell received his MBA from Pepperdine University and his B.A. degree in Business Economics from the University of California at Santa Barbara.

Jerome T. Carollo has served as the Senior Vice President of Business Development since March 15, 2011.  He joined eMagin from Intevac Vision Systems where he held the positions of Vice President/General Manager and Vice President of Strategic Planning and Business Development since 2007. He was responsible for developing the domestic and international business strategy for Intevac’s digital night vision systems, sensors, and helmet mounted and eyewear displays. From 2006 to 2007, he was the President and CEO of Creative Display Systems, a company he co-founded to provide innovative microdisplay and optical systems for both commercial and military markets, which he then sold to Intevac. Prior to this, Mr. Carollo held positions of increasing responsibility in the optical and display business including positions with Rockwell Collins Optronics and Kaiser Electro-Optics.  Mr. Carollo holds a B.S. degree in Physics from the State University of New York and an M.S. in Optics from the University of Rochester's Institute of Optics.

Dr. Amalkumar Ghosh was appointed Senior Vice President of Research and Development in April 2009, after serving as Vice President of OLED Research and Development at the Company since 2005. He is responsible for new microdisplay technology development, government programs, intellectual property and manufacturing process engineering.  Dr. Ghosh has more than twenty five years of industrial research and development experience.  From 2002 to 2005, he was employed by Eastman Kodak Company where he focused on OLED display technology.  From 1995 to 2002, he was employed by the Company.  From 1985 to 1995, he was employed by IBM Corporation where he was involved with semiconductor and LCD display technologies. He has numerous publications and patents to his credit and has received numerous awards and recognitions from the Society for Information Display.  He earned a Ph.D. degree in Physics from Massachusetts Institute of Technology in 1985.

Olivier Prache was appointed Senior Vice President, Product Development in September 2012.  He served as Senior Vice President of Display Operations and Development from 2005 to 2012, after overseeing microdisplay product development by the Company since 1995, when he joined the Company's predecessor, FED Corporation.  He was employed by Philips-LCOS from 2002 until 2004, when he rejoined the Company.   His current responsibilities encompass managing OLED product development and product engineering.  Prior to joining the Company's predecessor in 1995, he worked for Pixtech in France and OIS Optical Imaging Systems in Troy, Michigan. He received his Diplôme d'Ingénieur from E.N.S.E.R.G., in Grenoble, France in 1983. Mr. Prache has published numerous papers and holds several patents related to the design of OLED-on-silicon microdisplays.

Gabriel Matus joined the Company in May 2013 as Senior Vice President, General Counsel and Board Secretary.  In addition, he was appointed by the Board to serve as Chief Ethics Officer of the Company on September 4, 2013.  Prior to joining the Company, Mr. Matus was an attorney at the international law firm of Sheppard Mullin Richter & Hampton, LLP from 2007 to 2013 where he was a member of the Corporate and Securities Practice Group, and an attorney at the international law firm of Weil Gotshal & Manges, LLP from 2000 to 2007, where he served as a member of the Mergers & Acquisitions team in the firm’s Corporate Practice Group. Mr. Matus received his J.D., cum laude, from New York Law School in 2000, and a B.S. in Criminology & Criminal Justice from the University of Maryland at College Park.

Involvement in Certain Legal Proceedings

To our knowledge, during the last ten years, none of the following events has occurred that are material to an evaluation of the ability or integrity of any executive officer of the Company:

•	A bankruptcy petition filed by or against any business of which such person was a general partner or executive officer either at the time of the bankruptcy or within two years prior to that time.

•	Conviction in a criminal proceeding or been the subject of a pending criminal proceeding, excluding traffic violations and other minor offenses.

•
Been the subject of any order, judgment or decree, not subsequently reversed, suspended or vacated, of any court of competent jurisdiction, permanently or temporarily enjoining, barring, suspending or otherwise limiting his involvement in any type of business, securities or banking activities.

•
Been found by a court of competent jurisdiction (in a civil action), the SEC, or the Commodities Futures Trading Commission to have violated a federal or state securities or commodities law, and the judgment has not been reversed, suspended or vacated.

•
Been the subject of, or a party to, any sanction or order, not subsequently reversed, suspended or vacated, of any self-regulatory organization, any registered entity, or any equivalent exchange, association, entity or organization that has disciplinary authority over its members or persons associated with a member.

There are no material proceedings to which any executive officer of the Company is a party adverse to the Company or has a material interest adverse to the Company.

EXECUTIVE COMPENSATION

Compensation Discussion and Analysis

In 2013, we continued to advance a number of strategic initiatives while navigating through a challenging environment with increased competition while working to improve the functionality of our new OLED deposition machine.  Total revenues and operating income for 2013 were down as compared to 2012, due in part to a significant decrease in contract revenue due to general reductions in funding for research and development projects including those for the U.S. Government.  However, we secured a new R&D contract and won new programs and new customers on the display side and continued to develop key new displays and technologies, including making great progress on our direct patterning technique. The work on the new OLED deposition machine, which will help to significantly increase capacity, was challenging in 2013 as repair and optimization efforts continued after it was put into production.  As a result of not achieving all of our goals, no cash bonuses and no option grants were awarded to executive officers in 2013 (other than option grants awarded to new hires).   In 2013, we continued in effect the previously implemented reduction of the percentage of executives’ salary bonus potential, the clawback policy and the cap on stock option grants at 4.5% of outstanding shares annually. The Compensation Committee continues to review the Company’s incentive plans and employment arrangements to ensure that pay is aligned with performance.

Executive Compensation Objectives

The objectives of our compensation program are as follows:

•	Attract, hire and retain well-qualified executives.

•	Reward performance that drives substantial increases in shareholder value, as evidenced through both future operating profits and increased market price of our common shares.

Compensation Setting Process

Role of Compensation Committee. The role of the Compensation Committee is to oversee the Company’s executive compensation strategy, oversee the administration of its executive compensation and its equity based compensation plans, review and approve the compensation of the Company’s CEO, and oversee the Company’s compensation plan for the Board of Directors.  The Compensation Committee is comprised exclusively of independent outside directors and includes members with executive level experience in other companies who bring a perspective of reasonableness to compensation matters with our Company. In addition, the Compensation Committee compares executive compensation practices of similar companies at similar stages of development.

Role of Compensation Consultant. The Compensation Committee has the authority to engage its own advisors to assist in carrying out its responsibilities.  Towers Watson, a global professional services company with strong compensation and awards expertise, was previously engaged by Compensation Committee to assist in the identification and selection of peer companies for purposes of comparing compensation practices, to provide guidance regarding the amount and types of compensation that we provide to our executives and board of directors, and other compensation-related matters.  In March 2012, Towers Watson provided its analysis of board and executive compensation to the Compensation Committee.  In 2013, the Compensation Committee did not engage or receive services from Tower Watson or any other compensation consultant.  The Compensation Committee anticipates continuing to improve our compensation program through implementation of agreed upon policies going forward.

Role of Management.  In setting compensation for 2013, our CEO worked closely with the Compensation Committee and attended its meetings of the Compensation Committee.  Our CEO made recommendations to the Compensation Committee regarding compensation of our executive officers other than him.  No executive officer participated directly in the final deliberations regarding his own compensation package.

Use of Comparative Market Data. The Compensation Committee approved a benchmark peer group of companies based on the analysis and advice of Towers Watson in January of 2012. The companies were selected as peers based on their being in a similar industry, primarily manufacturers of electronic components or electronic equipment and instruments, and of a generally similar size, based mainly on revenue.  Our peer group consists of the following 17 companies:

Advanced Photonix Inc.	Microvision Inc.
Clearfield, Inc.	NVE Corporation
Digital Ally Inc.	Photonic Products Group Inc.
Intricon Corp.	RF Monolitics Inc.
Kopin Corp.	Solar Power, Inc.
LightPath Technologies Inc.	Supertex Inc.
LRAD Corporation	The LGL Group, Inc.
Micronetics Inc.	Universal Display Corp.
Micropac Industries Inc.

The Compensation Committee compared the total direct compensation of the Company’s executive officers with the total direct compensation paid to the top executive officers at the companies in the peer group, as well as to compensation levels revealed in survey data provided by Towers Watson, for purposes of establishing 2013 salaries for executives other than Mr. Sculley. The Compensation Committee set Mr. Sculley’s base salary under his new employment contract at $410,000, which represents approximately a 6-7% increase over the salary of $384,000 that he had previously been earning since June 2011. The Compensation Committee evaluated Mr. Sculley’s performance prior to the Company entering into the new employment contract and recognized his achievements since joining the Company as CEO in 2008 and the progress made. These achievements were documented in the 2013 proxy statement.

Mr. Campbell and the Company entered into a new employment contract in December 2013. The Compensation Committee set Mr. Campbell’s base salary under his new employment contract at $335,000, which represents approximately a 5-6% increase over the salary of $318,000 that he had been previously earning since 2012. The Compensation Committee evaluated Mr. Campbell’s performance prior to the Company entering into the new employment contract and recognized his achievements since joining the Company as CFO in 2008 and the progress made. During his four year tenure from 2008 to 2013, the Company’s stock price had increased from a low of $0.37 to a high of $9.50. Mr. Campbell had arranged gravely needed financing in August, 2008 allowing the Company to continue operations. In December 2008, he was instrumental in completing a financing to pay off the Company’s $6 million of toxic debt. The remaining revolving debt was paid off in 2009. Mr. Campbell helped manage the Company’s results and qualified the Company to improve its listing from the OTC market to list its stock on a major exchange, the NYSE Market.   The Compensation Committee reviewed CFO salaries of companies that they identified as comparable, based on their being competitive firms or in similar industries and of generally the same size, measured both in revenue and market capitalization as of early 2011.  In setting Mr. Campbell’s compensation the Committee considered compensation levels for CFOs of the following companies: QuikLogic Corporation, RAE Systems, Lime Energy, Co., Microvision, RadiSys Corporation, Spectrum Control, Herley Industries, Kopin Corporation and Planar Systems, Inc. Additional information on Mr. Campbell’s employment agreement is described below in the “Employments Agreement” section.

Elements of Executive Compensation

The compensation level of our executives generally reflects their level of experience and is designed to provide an incentive to positively affect our future operating performance and shareholder value.

Salary. Base salary is the primary fixed element in the Company’s compensation program and is intended to provide an element of certainty and security to the Company’s executive officers on an ongoing basis.  Four of the Company’s executive officers have employment agreements with the Company and their initial salaries are set by contract. Messrs. Prache and Ghosh, the two executive officers who have been employed the longest, do not have contracts.  The Compensation Committee is currently assessing the desirability of continuing to enter into employment contracts with executives.  Salaries are based on the executive’s level of experience, specialty and responsibility. Executive salaries are reviewed on an annual basis by the Compensation Committee. Any increases in salary are based on an evaluation of the individual’s performance, level of responsibility and, when such information is available, the level of pay compared to the salaries paid to persons in similar positions in the Company’s peer group or as shown in survey data.

In 2013, the base salaries of our executive officers were not increased over the prior year.

Equity. Part of the compensation paid to our executives is in the form of equity, which to date has been exclusively through stock option grants. The stock option exercise price is generally the fair market value of the stock on the date of grant. Therefore, a gain is only recognized if the value of the stock increases, which promotes a long term alignment between the interests of the Company’s executives and its stockholders.  In 2013, the Compensation Committee determined that no stock option grants would be awarded to executive officers (other than new hires) and the aforementioned 4.5% cap on stock options would continue indefinitely. The Company has not awarded, and does not intend to award, any employees annual stock option grants in respect of performance in 2013.

The Compensation Committee approves all option grants with input and recommendations from the Chief Executive Officer, with the exception that the Chief Executive Officer and Chief Financial Officer have been delegated authority to approve initial grants made to newly hired employees. New employees typically receive a stock option grant when hired in order to immediately align their interests with the new company and are eligible for additional option grants going forward.

  No option grants were made to named executive officers in 2013.

Bonus. The executive officers’ cash incentive awards are tied to achieving performance metrics established by the Compensation Committee at the beginning of each year, with input from the Chief Executive Officer, which are not re-set during the year, regardless of Company performance or economic conditions.  The program creates incentive for the executive officers to direct their efforts toward achieving specified company goals and individual goals. To measure our 2013 performance, the Compensation Committee established goals related to the Company’s financial performance and attainment of strategic milestones and approved individual goals for executives.  In 2013, we again fell short of reaching the Company’s financial performance goals.  Other strategic milestones related to the development of certain technologies and attaining certain production milestones and certain individual milestones were achieved.  The program is funded by establishing a pool based on a percentage of annual EBITDA, which is then adjusted by an overall company performance modifier based on company performance to reach the final bonus pool.  The individual goal attainment resulted in a score for each executive and a percentage of their potential bonus was derived.  Potential bonus is based on a certain percentage of salary for each level within the Company.  No cash bonus was paid to any employee in respect of 2013; provided, however, that the Compensation Committee authorized the Chief Executive Officer to award cash bonuses on discretionary, case-by-case basis for outstanding individual performance in 2013, provided that such bonuses do not exceed $100,000 in the aggregate.

Anti-Hedging Policy

Our insider trading policy prohibits directors and employees from engaging in short-term or speculative transactions such as trading in eMagin stock on a short-term basis, purchasing eMagin stock on the margin or engaging in short sales.

Clawback Policy

Our Clawback Policy provides that the Company will seek to recover, under the direction of the Compensation Committee, any compensation paid to an executive officer of the Company which is subject to recovery under any law, government regulation or stock exchange listing requirement, through such deductions or clawback as may be required to be made pursuant to such law, government regulation or stock exchange listing requirement.

Compensation Committee Interlocks and Insider Participation

None of the members of our Compensation Committee has been an officer or employee of eMagin during years ending December 31, 2011, 2012 and 2013.  In addition, during the most recent fiscal year, no eMagin executive officer served on the Compensation Committee (or equivalent), or the Board, of another entity whose executive officer(s) served on our Compensation Committee or Board.

Compensation Committee Report of Executive Compensation

The Committee has reviewed the Compensation Discussion and Analysis and discussed that analysis with management.  Based on its review and discussions with management, the Committee recommended to the Board that the Compensation Discussion and Analysis be included in eMagin’s 10-K for the fiscal year ending December 31, 2013. This report is provided by the following independent directors, who comprise the Committee:

Stephen M. Seay (Chairman)
Leslie Polgar
Claude Charles
Christopher Brody

Summary Compensation Table

The following table sets forth information regarding compensation paid to our principal executive officer, principal financial officer, and our other three highest paid executive officers.

	Year	Salary	Option awards (1)	Non-equity incentive plan compensation	Total
Name and principal position		($)	($)	($)	($)
Andrew G. Sculley, President and Chief Executive Officer	2013	384,000			384,000
	2012	384,000	43,054	54,000	481,054

Paul Campbell, Chief Financial Officer and Treasurer	2013	318,000			318,000
	2012	313,038	239,268	26,000	578,306

Olivier Prache, SVP, Product Development (2)	2013	280,199			280,199
	2012	280,199	31,312	15,000	326,511

Amalkumar Ghosh, SVP, Research and Development (2)	2013	280,000			280,000
	2012	279,622	29,355	17,000	325,977

Jerome Carollo, SVP, Business Development	2013	270,000			270,000
	2012	270,000	23,484	19,000	312,484

(1)
The amounts in this column represent the fair value of option awards to the named executive officer as computed on the date of the option grants using the Black-Scholes option-pricing model. Please see Note 10 to our financial statements for the year ended December 31, 2013, included in our Annual Report on Form 10-K for the fiscal year ended December 31, 2013.

(2)
On May 11, 2011, the Board of Directors determined that Mr. Prache and Mr. Ghosh were executive officers under Section 16 of the Exchange Act.  The compensation shown represents compensation earned for the entire year.

Grants of Plan-Based Awards
Grants of Plan-Based Awards

There were no stock option awards granted to our named executive officers under our stock option plans for the year ended December 31, 2013.

Outstanding Equity Awards at Fiscal Year-End

The following table sets forth information with respect to the outstanding equity awards of our principal executive officer and principal financial officer during 2013, and each person who served as an executive officer of eMagin Corporation as of December 31, 2013.

	Option Awards
Name	Number of securities underlying unexercised options (#) Exercisable	Number of securities underlying unexercised options (#) Unexercisable	Equity incentive plan awards: Number of securities underlying unexercised options (#)	Options exercise price ($)	Option expiration Date
Andrew G. Sculley	309,800		309,800	0.81	June 2, 2015
	25,796		25,796	1.94	March 3, 2017
	19,200	9,600	28,800	7.79	March 15, 2016
	188,333		188,333	4.03	November 3, 2018
	7,333	14,667	22,000	3.59	March 13, 2017

Paul Campbell	41,418		41,418	1.09	May 8, 2014
	22,733		22,733	1.94	March 3, 2017
	18,273	9,137	27,410	7.79	March 15, 2016
	5,667	11,333	17,000	3.59	March 13, 2017
	56,853		56,853	3.02	May 8, 2017
	70,172		70,172	3.57	December 31, 2017

Gabriel Matus		28,802	28,802	3.50	May 13, 2018

Olivier Prache	66,667	33,333	100,000	7.79	March 15, 2016
	16,812	8,406	25,218	7.79	March 15, 2016
	5,333	10,667	16,000	3.59	March 13, 2017

Amalkumar Ghosh	136		136	0.98	May 5, 2014
	66,667	33,333	100,000	7.79	March 15, 2016
	15,933	7,967	23,900	7.79	March 15, 2016
	18,974		18,974	1.94	March 3, 2017
	5,000	10,000	15,000	3.59	March 13, 2017

Jerome Carollo	66,667	33,333	100,000	6.89	March 21, 2016
	4,000	8,000	12,000	3.59	March 13, 2017

Option Exercises and Stock Vested

The following table sets forth information regarding stock option exercises by our named executive officers for the year ended December 31, 2013 as follows:

	Option Awards		Stock Awards
Name (a)	Number of Shares Acquired on Exercise (#)	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting (#)	Value Realized on Vesting ($)
Andrew G. Sculley	-	-	-	-
Paul Campbell	66,186	127,493	-	-
Olivier Prache	-	-	-	-

Pension Benefits

eMagin does not have any plan which provides for payments or other benefits at, following, or in connection with retirement.

Non-qualified Deferred Compensation

eMagin does not have any defined contribution or other plan which provides for the deferral of compensation on a basis that is not tax-qualified.

Employment Agreements

Employment Agreement with Andrew Sculley

On December 31, 2013 and effective as of January 1, 2014, the Company and Andrew G. Sculley, Jr. entered into an Amended and Restated Employment Agreement (the “Sculley Employment Agreement”), which amends and restates in its entirety the Executive Employment Agreement, dated as of June 1, 2011, by and between Company and Mr. Sculley.  Pursuant to the Sculley Employment Agreement, Mr. Sculley will continue serving as the Company’s President and Chief Executive Officer.  The Sculley Employment Agreement will continue until June 30, 2016 unless it is terminated sooner pursuant to its terms.  Under the Sculley Employment Agreement, Mr. Sculley will be paid an annual salary of $410,000.  Mr. Sculley may receive equity-related instruments on an annual basis in amounts and subject to vesting and other terms and conditions as the Board of Directors or Compensation Committee of the Board of Directors may determine.  All other terms and conditions of such awards shall be governed by the terms and conditions of the applicable equity plan and the applicable award agreements, and as determined by the Company’s Compensation Committee.  The annual awards of equity-related instruments shall be made in accordance with the Company’s performance-based compensation plan as approved by the Compensation Committee from time to time.  Mr. Sculley shall be eligible to participate in the Company’s equity and stock purchase plans, as determined in the sole discretion of the Compensation Committee.   The Board or Compensation Committee may provide additional awards of equity-related instruments from time to time or on an incentive plan as they deem appropriate.

Pursuant to the Sculley Employment Agreement, Mr. Sculley’s employment may be terminated by the Company with or without Cause (as defined in the Sculley Employment Agreement) and he may terminate his employment for Good Reason (as defined in the Sculley Employment Agreement) and such other reasons set forth in the Sculley Employment Agreement.

If Mr. Sculley’s employment agreement is terminated without Cause or if he terminates it for Good Reason, then Mr. Sculley shall, at the Company’s sole discretion, be entitled to the lesser of (i) the total amount of his base salary that remains unpaid under the Sculley Employment Agreement, which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on Mr. Sculley’s monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump-sum.  Payment by the Company of the foregoing severance amounts is contingent upon Mr. Sculley’s executing a release agreement substantially in the form attached as an exhibit to the Sculley Employment Agreement, and such release becoming effective, and only so long as Mr. Sculley does not revoke or breach the provisions of the such release or the restrictive covenants set forth in Sections 4 and 5 of the Sculley Employment Agreement.  Mr. Sculley shall also be entitled to: (i) payment for accrued and unused vacation; (ii) the immediate vesting of any non-vested equity-related instruments granted pursuant to Section 2.6 of the Sculley Employment Agreement; and (iii) any bonuses which have accrued prior to the date of Mr. Sculley’s termination.  Shares of any of the Mr. Sculley’s stock subject to any lockups will be immediately released from such restrictions and registered by the Company within 30 days of his termination.

If the Employment Agreement is terminated with Cause or if Mr. Sculley terminates it without Good Reason then Mr. Sculley shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.

Employment Agreement with Paul Campbell

On December 31, 2013 and effective as of January 1, 2014, the Company and Paul C. Campbell entered into an Amended and Restated Employment Agreement (the “Campbell Employment Agreement”), which amends and restates in its entirety the Executive Employment Agreement, dated as of May 8, 2012, by and between Company and Mr. Campbell.  Pursuant to the Campbell Employment Agreement, Mr. Campbell will continue serving as the Company’s Chief Financial Officer and Treasurer.  The Campbell Employment Agreement will continue until December 31, 2015 unless it is terminated sooner pursuant to its terms.  Under the Campbell Employment Agreement, Mr. Campbell will be paid an annual salary of $335,000.  Mr. Campbell may receive equity-related instruments on an annual basis in amounts and subject to vesting and other terms and conditions as the Board of Directors or Compensation Committee of the Board of Directors may determine.  All other terms and conditions of such awards shall be governed by the terms and conditions of the applicable equity plan and the applicable award agreements, and as determined by the Compensation Committee.  The annual awards of equity-related instruments shall be made in accordance with the Company’s performance-based compensation plan as approved by the Company’s Compensation Committee from time to time.  Mr. Campbell shall be eligible to participate in the Company’s equity and stock purchase plans, as determined in the sole discretion of the Compensation Committee.   The Board or Compensation Committee may provide additional awards of equity-related instruments from time to time or on an incentive plan as they deem appropriate.

Pursuant to the Campbell Employment Agreement, Mr. Campbell’s employment may be terminated by the Company with or without Cause (as defined in the Campbell Employment Agreement) and he may terminate his employment for Good Reason (as defined in the Employment Agreement) and such other reasons set forth in the Campbell Employment Agreement.

If Mr. Campbell’s employment agreement is terminated without Cause or if he terminates it for Good Reason, then  Mr. Campbell shall, at the Company’s sole discretion, be entitled to the lesser of (i) the total amount of his  base salary that remains unpaid under the Campbell Employment Agreement, which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on Mr. Campbell’s monthly rate of base salary at the date of such termination, provided, however in lieu of the aforementioned monthly payments, the Company may in its sole  discretion pay such payments in a lump-sum.  Payment by the Company of the foregoing severance amounts is contingent upon Mr. Campbell’s executing a release agreement substantially in the form attached as an exhibit to the Campbell Employment Agreement, and such release becoming effective, and only so long as Mr. Campbell does not revoke or breach the provisions of the such release or the restrictive covenants set forth in Sections 4 and 5 of the Campbell Employment Agreement.  Mr. Campbell shall also be entitled to: (i) payment for accrued and unused vacation; (ii) the immediate vesting of any non-vested equity-related instruments granted pursuant to Section 2.6 of the Campbell Employment Agreement; and (iii) any bonuses which have accrued prior to the date of Mr. Campbell’s termination.  Furthermore, shares of any of the Mr. Campbell’s stock subject to any lockups will be immediately released from such restrictions and registered by the Company within 30 days of his termination.

If the Campbell Employment Agreement is terminated with Cause or if Mr. Campbell terminates it without Good Reason then Mr. Campbell shall cease to accrue salary, personal time off, benefits and other compensation on the date of such termination.

Employment Agreement with Gabriel Matus

On April 30, 2013, the Company and Gabriel G. Matus entered into an employment agreement (the “Matus Employment Agreement”), pursuant to which Mr. Matus will serve as the Company’s Senior Vice President, General Counsel and Secretary.  Mr. Matus’ employment with the Company commenced on May 13, 2013 (the “Commencement Date”) and shall continue until May 13, 2015, unless terminated sooner pursuant to the Employment Agreement.  Pursuant to the Matus Employment Agreement, Mr. Matus will be paid a base salary of $234,000 per annum.  Promptly following the Commencement Date, Mr. Matus and the Company entered into a stock option agreement (the “Option Agreement”) pursuant to which Mr. Matus received an option to purchase such number of shares (the “Shares”) of the Company’s common stock equal to $50,000 (using the Black Sholes method of valuing such option based on the closing price of the Company’s common stock on the date of the grant), which option shall terminate on the earlier to occur of five years from its grant or upon the other applicable termination provisions contained in the Option Agreement.  The Option Agreement entitles Mr. Matus to purchase the Shares at $3.50 per Share, the closing price of the Company’s common stock on the date of grant.  Subject to the terms and conditions of the Matus Employment Agreement and the Option Agreement, the option to purchase the Shares shall vest as follows: 1/3 shall vest one year from the date of the Employment Agreement, 1/3 shall vest two years from the date of the Employment Agreement, and the remaining 1/3 shall vest three years from the date of the Employment Agreement, provided that if Mr. Matus does not continue his employment with the Company any unvested options shall be void.

If Mr. Matus voluntarily terminates his employment with the Company, other than for Good Reason (as such term is defined in the Employment Agreement), he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination and all unvested stock options granted to Mr. Matus will be void. The Company may terminate Mr. Matus’ employment with or without cause.  If the Company terminates Mr. Matus’ employment without Cause (as such term is defined in the Matus Employment Agreement) after 120 days from the date of the Matus Employment Agreement, Mr. Matus will be entitled to monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, provided, however, in lieu of the aforementioned monthly payments the Company may in its sole discretion pay such amounts in a single lump-sum payment.  In addition, any non-vested options pursuant to the Employment Agreement shall vest immediately. Mr. Matus shall also be entitled to receive (i) payment for accrued and unpaid vacation pay, and (ii) all bonuses that have accrued during the term of the Matus Employment Agreement but have not been paid.

Employment Agreement with Jerome Carollo

On March 15, 2011, the Company signed an executive employment agreement (the “Carollo Employment Agreement”) with Jerry Carollo to serve as the Company’s Senior Vice President Business Development effective March 21, 2011.  Pursuant to the Employment Agreement, Mr. Carollo is paid a base salary of $270,000 and was granted 100,000 options which are exercisable at $6.89 per share, the market price on the date of the grant, of which one third will vest annually on the subsequent three anniversary dates. If Mr. Carollo voluntarily terminates his employment with the Company, other than for Good Reason as defined in the Carollo Employment Agreement, he shall cease to accrue salary, personal time off, benefits and other compensation on the date of voluntary termination.  The Company may terminate Mr. Carollo’s employment with or without cause.  If the Company terminates without cause, Mr. Carollo will be entitled to the lesser of (i) the total amount of base salary that remains unpaid under the Employment Agreement which shall be paid monthly or (ii) monthly salary payments for twelve (12) months, based on his monthly rate of base salary at the date of such termination, or in lieu of the aforementioned monthly payments, the Company may in its sole discretion pay such payments in a lump-sum. Mr. Carollo shall also be entitled to receive (i) payment for accrued and unpaid vacation pay and (ii) all bonuses that have accrued during the term of the Employment Agreement, but not been paid.   All non-vested options shall vest immediately.

Transactions with Related Persons

At no time during the last two fiscal years has any executive officer, director or any member of these individuals’ immediate families, any corporation or organization with whom any of these individuals is an affiliate or any trust or estate in which any of these individuals serves as a trustee or in a similar capacity or has a substantial beneficial interest been indebted to the Company or been involved in any transaction in which the amount exceeded $120,000 and such person had a direct or indirect material interest.

Procedures for Approval of Related Party Transactions

Our Board of Directors is charged with reviewing and approving all potential related party transactions.  All such related party transactions must then be reported to the extent required under applicable SEC rules. We have not adopted other procedures for review, or standards for approval, of such transactions, but instead review them on a case-by-case basis.

Section 16(a) Beneficial Ownership Reporting Compliance

Section 16(a) of the Exchange Act requires our directors and executive officers and persons who own more than 10% of the issued and outstanding shares of eMagin common stock to file reports of initial ownership of common stock and other equity securities and subsequent changes in that ownership with the SEC. Officers, directors and greater than ten percent stockholders are required by SEC regulation to furnish us with copies of all Section 16(a) forms they file. To our knowledge, based solely on a review of the copies of such reports furnished to us and written representations that no other reports were required, during the fiscal year ended December 31, 2013 all Section 16(a) filing requirements applicable to our officers, directors and greater than 10% beneficial owners were complied with except as noted below:

Two Form 4’s were filed late for Dr. Wittels with respect to two transactions (which were each option grants made in connection with as director compensation), Messrs. Charles, Brody, Cronson, Seay, Engelman, Polgar each filed one late Form 4 with respect to one transaction each (each transaction was in connection with one option granted as director compensation), Mr. Matus filed one Form 4 late with respect to one transaction which was in connection with his initial option grant when he joined the Company and Mr. Campbell filed one Form 4 late reporting two transactions of which one transaction was in connection with one option exercise and the second transaction was in connection with the corresponding sale of the option shares.  The Company has implemented policies and procedures with its Section 16(a) reporting persons to ensure that future filings are made on a timely basis.

ACTIONS TO BE TAKEN AT THE MEETING

PROPOSAL NO. 1

PROPOSAL FOR ELECTION OF SEVEN DIRECTORS

At this year’s Annual Meeting, the Board of Directors proposes that the nominees listed below be elected to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. All of the nominees are currently serving as directors.  All nominees have consented to being named in this Proxy Statement and to serve if elected.

Assuming a quorum is present, the seven nominees receiving the highest number of affirmative votes of shares entitled to be voted for such persons will be elected as directors of the Company to hold office until the next annual meeting of stockholders and until their successors are duly elected and qualified. Unless marked otherwise, proxies received will be voted "FOR" the election of the nominees named below. In the event that additional persons are nominated for election as directors, the proxy holders intend to vote all proxies received by them in such a manner as will ensure the election of the nominees listed below, and, in such event, the specific nominees to be voted for will be determined by the proxy holders.

Information With Respect to Director Nominees

Listed below are the nominees for election to our Board with information showing the principal occupation or employment of the nominees for director, the principal business of the corporation or other organization in which such occupation or employment is carried on, and such nominees’ business experience during the past five years. Such information has been furnished to the Company by the director nominees.

Name	Age	Position
Christopher Brody	45	Director
Paul Cronson	57	Director
Irwin Engelman	79	Director
Leslie G. Polgar	70	Director
Andrew G. Sculley	63	Director
Stephen Seay	67	Director
Jill J. Wittels	64	Director

Christopher Brody	Director since 2012
Since February of 2012, Mr. Brody has served as the President and Managing Director of Stillwater LLC and as the Vice President of Stillwater Trust LLC.  Both Stillwater LLC and Stillwater Trust LLC are affiliates of Stillwater Holdings LLC, our largest stockholder, which originally nominated him in 2012.  From 2008 to 2011, Mr. Brody was the Chief Investment Officer of BAWAG P.S.K. Bank Fur Arbeit und Wirtschaft Und Osterreichische Sparkasse Aktiengesellschaft, a large Austrian commercial bank, and as a member of the management committee of its stockholder, BAWAG Holdings GmbH.  He continues to serve on the boards of both companies.  From 2001 to 2008, he served as Managing Director of Cerberus Capital Management L.P. an alternate asset hedge fund.  He previously served on the boards of Scottish Re Group LTD (NYSE traded), and numerous other boards of private companies in the portfolio of Cerberus Capital Management L.P.  Mr. Brody holds a B.A. from Brandeis University.   Mr. Brody’s U.S. and international business and financial knowledge and experience led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Paul Cronson	Director since 2003
Paul Cronson has served as a director since July of 2003.  Mr. Cronson is Managing Director of Larkspur Capital Corporation, which he co-founded in 1992.  Larkspur is a broker dealer that is a member of FINRA and advises companies seeking private equity or debt.  Mr. Cronson's career in finance began in 1979 at Laidlaw, Adams Peck where he worked in asset management and corporate finance.  From 1983 to 1985, Mr. Cronson worked with Samuel Montagu Co., Inc. in London, where he marketed eurobond issuers and structured transactions.  Subsequently from 1985 to 1987, he was employed by Chase Investment Bank Ltd., where he structured international debt securities and he developed synthetic asset products using derivatives.  Returning to the U.S., he joined Peter Sharp Co., where he managed a real estate portfolio, structured financings and assisted with capital market investments until 1992.  Mr. Cronson received his BA from Columbia College in 1979, and his MBA from Columbia College in 1982.  He is on the board of the Evelyn Sharp Foundation in New York, a private foundation supporting various not for profit endeavors.  Mr. Cronson’s business management and financial experience and knowledge led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Irwin Engelman	Director since 2005
Irwin Engelman has served as a director since May of 2005 and served as Non-Executive Interim Chairman from November 2010 to August 2011.  He is currently a consultant to various industrial companies.  Mr. Engelman became a member of the Board of Directors and Chairman of the Audit Committee of Oaktree Finance Corp. in 2011 and served until 2012.  He served as a director of WellGenCorp., a neutrogenic products and technology company, from 2001 to 2013.  Mr. Engelman was a director of Sanford C. Bernstein Mutual Funds, a publicly-traded company, and chairman of its audit committee, from 2000 to 2010.  From November 1999 until April 2002, he served as Executive Vice President and Chief Financial Officer of YouthStream Media Networks, Inc., a media and retailing company serving high school and college markets.  From 1992 until April 1999, he served as Executive Vice President and Chief Financial Officer of MacAndrews and Forbes Holdings, Inc., a privately-held financial holding company.  From November 1998 until April 1999, he also served as Vice Chairman, Chief Administrative Officer and a director of Revlon, Inc., a publicly-traded consumer products company.  From 1978 until 1992, he served as an executive officer of various public companies including International Specialty Products, Inc. (a subsidiary of GAF Holdings Inc.), CitiTrust Bancorporation, General Foods Corporation and The Singer Company.  Mr. Engelman received a BBA in Accounting from Baruch College in 1955 and a Juris Doctorate from Brooklyn Law School in 1961.  He was admitted to practice law in the State of New York in 1962.  In addition, he was licensed as a CPA in the State of New Jersey in 1966.  Mr. Engelman’s experience as a director of public companies, as well as his accounting and financial experience and knowledge, led the Governance and Nominating Committee to the conclusion that Mr. Engelman should serve on the Board of Directors, given the Company’s business and structure.

Leslie G. Polgar	Director since 2010
Dr. Leslie G. Polgar has served as a director since November of 2010.  Mr. Polgar has been founder and executive officer of Talpra Consulting, since 1994, where he serves as a consultant to investors and technology companies.  From 2005 to 2007 Dr. Polgar was chief executive officer and a member of the board of directors of Forth Dimension Displays Ltd. in Dalgety Bay, Scotland.  From 2000 to 2003, Dr. Polgar was the founder and president of Eastman Kodak’s Display Products, where he led the successful commercialization of the world’s first full color organic light emitting diode display (OLED).  Since 2008, Dr. Polgar has taught the capstone Entrepreneurship and Business Development course in the MBA program at St. Mary’s College of California.  Dr. Polgar has been active as judge or mentor for the UC Berkeley’s Haas School of Business since 1999.  Dr. Polgar’s board experience includes: Shotgun Players Theater Company (non-profit, US) and for-profits Interschola (US), Forth Dimension Displays (UK), SK Display (Japan), Bertram Labs/Chemetall GmbH (US-Germany), and Chemical Suppliers Inc. (US).  Dr. Polgar earned an MBA (U. of Connecticut), a PhD and MS in physics (Carnegie Mellon University) and a BS in physics/math (U. of Michigan).   Dr. Polgar’s scientific and technical knowledge and his experience in the industry led the Governance and Nominating Committee to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Andrew G. Sculley	Director since 2009
Andrew G. Sculley became the Company’s Chief Executive Officer and President on June 1, 2008 and was appointed to the Board of Directors on November 2, 2009.  Mr. Sculley served as the General Manager of Kodak’s OLED systems Business Unit and Vice President of Kodak’s Display Business from 2004 to 2008.  From 2003 to 2006, he served on the Board of Directors of SK Display, a joint venture between Sanyo and Kodak.  From 1996 to 2001 Mr. Sculley served as the Manager of Operations, CFO and member of the Board of Directors of Kodak Japan Ltd., where he managed Distribution, Information Technologies, Legal, Purchasing and Finance. Previously, he held positions in strategic planning and finance in Eastman Kodak Company.  Mr. Sculley holds an MBA from Carnegie-Mellon University and an MS in physics from Cornell University.  He attended Harvard University’s International Senior Management Program while an executive at Kodak.  Mr. Sculley’s experience as the Company’s Chief Executive Officer and technical and business management experience at Kodak’s Display Business, SK Display and Kodak Japan Ltd., led the Governance and Nominating Committee to the conclusion that Mr. Sculley should serve on the Board of Directors, given the Company’s business and structure.

Stephen Seay	Director since 2006
            Brigadier General Stephen M. Seay, U.S. Army (Ret.) began service as a director in January 2006. General Seay founded Seay Business Solutions, LLC, a Florida veteran owned small business, in 2006, specializing in providing assistance to entrepreneurs and small businesses focused on working in defense.   General Seay provides expertise in high technology operational and integrated modeling, simulation, training and education, mission command, cyber operations, strategic planning, resource management/allocation/analysis, operations research and system life cycle planning, programming, execution, sustainment and life cycle system design.  He held a wide variety of command and staff positions during his over thirty-three year Army career, culminating as the Commanding General, Joint Contracting Command-Iraq/Head of Contracting Authority, Operation Iraqi Freedom (2004-2005) and Program Executive Officer, Simulation, Training and Instrumentation (PEO STRI) from 2000-2005.  He performs corporate and independent director responsibilities as a member of strategy, audit, compensation, finance, governance and executive committees.  He is an Associate in The Spectrum Group, Alexandria, Virginia and CMA & Associates, Virginia Beach, Virginia.  He serves on the Board of Directors and as Secretary, formerly Treasurer, Kid’s House of Seminole County, Florida (children’s advocacy), Orlando Science Center, Orlando, Florida (STEM) Director and on Finance Committee.  Brig. General Seay holds a Bachelor of Science degree from the University of New Hampshire and a Master of Science degree from the North Carolina State University.  General Seay is a recognized expert in operational training systems and programs.  Brig. General Seay’s Army operational experience and understanding of high technology devices, optics and digital displays, his business knowledge and experience in transitioning emerging technology into practical applications led to the conclusion that he should serve on the Board of Directors, given the Company’s business and structure.

Jill J. Wittels	Director since August, 2011
Dr. Wittels has served as a director and Chair of the Board since August, 2011.  Dr. Wittels is currently the principal in Sostenuto Strategic Advisors, in which capacity she consults on business strategy and serves as a strategy advisor.  Dr. Wittels is also a Founder as well as Chief Science and Technology Officer of Terra Prima Partners, an entity which plans to invest in early stage private companies which provide product and/or services that support sustainability.  She served on the Company’s Board previously from 2003 to 2006.  From 2001 until July, 2011, Dr. Wittels was Corporate Vice President, Business and Technology Strategy of L-3 Communications.  Her responsibilities at L-3 included strategies for growth, oversight of R&D, diligence support for M&A, and cross-company business development coordination.  From 1979 to 2001, she held a variety of positions with BAE Systems, including Vice President and General Manager, Acting President and Vice President of Engineering.   She served on the board of Innovative Micro Technology, Inc. from 2002 through July 2011, and from June 1995 through June 2011 on the Board of the Fermi National Accelerator Laboratory, a laboratory of the U.S. Department of Energy Office of High Energy Physics.  She also served on the board of Millivision, Inc. from 2002 to 2006.  Dr. Wittels holds a BS and a PhD in Physics, both from the Massachusetts Institute of Technology.  Dr. Wittels’ business management experience, her scientific knowledge, her knowledge of the Company, and her experience in developing strategy and strategic alliances led the Governance and Nominating Committee to the conclusion that she should serve on the board of directors, given the Company’s business and structure.

Required Vote

The election of the directors of the Company requires the affirmative vote of a plurality of the votes cast by stockholders, who are entitled to vote, present in person or represented by Proxy at the Annual Meeting, which will be the nominees receiving the largest number of votes, which may or may not constitute less than a majority.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 1:

THE BOARD RECOMMENDS A VOTE FOR THE ELECTION OF ALL THE NOMINEES DESCRIBED ABOVE.

PROPOSAL NO. 2

RATIFICATION OF THE APPOINTMENT OF INDEPENDENT AUDITORS

McGladrey LLP (“McGladrey”), our independent auditors, audited our financial statements for the 2013 fiscal year. The Audit Committee selected McGladrey as the independent auditors of the Company for the fiscal year ending December 31, 2014. Representatives of McGladrey are not expected to attend the 2014 Annual Meeting of Stockholders. McGladrey was first engaged by us on June 15, 2011.

During the years ended December 31, 2013 and 2012, neither the Company nor anyone acting on its behalf consulted with McGladrey regarding any of the matters or events set forth in Item 304(a)(2) of Regulation S-K, nor did McGladrey receive any fees for any services during that time period.

Audit Fees

McGladrey served as eMagin’s independent auditors for the years ended December 31, 2013 and 2012.  For the years ended December 31, 2013 and 2012, the fees for audit services associated with the annual audit and review of the Company’s quarterly reports on Form 10-Q totaled approximately $166,850 and $155,000, respectively.

Tax Fees

No fees were billed for the years ended December 31, 2013 and 2012 for professional services rendered by McGladrey for tax compliance, tax advice, and tax planning.

All Other Fees

For the years ended December 31, 2013 and 2012, fees related to audit services related to the Company’s statutory and regulatory filings totaled approximately $9,995 and $9,000, respectively, from McGladrey.

Pre-Approval Policies and Procedures

The Audit Committee pre-approves all audit and non-audit services performed by the Company’s auditor and the fees to be paid in connection with such services in order to assure that the provision of such services does not impair the auditor’s independence.

 Required Vote

The ratification of the appointment of the Company's independent auditors requires the receipt of the affirmative vote of a majority of the shares of the Company's common stock and Series B Preferred Stock (on an as converted basis with the Common stock) present in person or by proxy and voting at the Annual Meeting.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 2:

THE BOARD RECOMMENDS A VOTE FOR RATIFICATION OF APPOINTMENT OF MCGLADREY LLP AS OUR INDEPENDENT AUDITORS FOR THE YEAR ENDED DECEMBER 31, 2014.

PROPOSAL NO. 3

ADVISORY VOTE ON EXECUTIVE COMPENSATION

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act (the “Dodd-Frank Act”) requires the Company’s stockholders to have the opportunity to cast a non-binding advisory vote regarding the approval of the compensation disclosed in this Proxy Statement of the Company’s executive officers who are named above in the Summary Compensation Table (the “named executive officers”). The Company has disclosed the compensation of the named executive officers pursuant to rules adopted by the SEC.

Please read the “Compensation Discussion and Analysis” beginning on page 13 for additional details about our executive compensation program, including information about the fiscal year 2013 compensation of our named executive officers. We believe that our compensation policies for the named executive officers are designed to attract, motivate and retain talented executive officers and are aligned with the long-term interests of the Company’s stockholders. This advisory stockholder vote, commonly referred to as a “say-on-pay vote,” gives you as a stockholder the opportunity to approve or not approve the compensation of the named executive officers that is disclosed in this Proxy Statement by voting for or against the following resolution (or by abstaining with respect to the resolution):

“RESOLVED, that that the compensation paid to the Company’s named executive officers, as disclosed in the Company’s 2014 Proxy Statement pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Because your vote is advisory, it will not be binding on either the Board of Directors or the Company. However, the Company’s Compensation Committee will take into account the outcome of the stockholder vote on this proposal at the Annual Meeting when considering future executive compensation arrangements. In addition, your non-binding advisory votes described in this Proposal 3 will not be construed: (1) as overruling any decision by the Board of Directors, any Board committee or the Company relating to the compensation of the named executive officers, or (2) as creating or changing any fiduciary duties or other duties on the part of the Board of Directors, any Board committee or the Company.

Required Vote

Adoption of the resolution requires the receipt of the affirmative vote of a majority of the shares of the Company's common stock and Series B Preferred Stock (on an as converted basis with the common stock) present in person or by proxy and voting at the Annual Meeting.

RECOMMENDATION OF THE BOARD FOR PROPOSAL NO. 3:

THE BOARD OF DIRECTORS RECOMMENDS THAT STOCKHOLDERS VOTE TO APPROVE THE COMPENSATION DISCLOSED IN THIS PROXY STATEMENT OF THE COMPANY’S EXECUTIVE OFFICERS WHO ARE NAMED IN THIS PROXY STATEMENT’S SUMMARY COMPENSATION TABLE.

OTHER MATTERS

The Board of Directors knows of no other business which will be presented at the Annual Meeting. If any other matters properly come before the meeting, the persons named in the enclosed Proxy, or their substitutes, will vote the shares represented thereby in accordance with their judgment on such matters.

ADDITIONAL INFORMATION

Annual Reports on Form 10-K

Additional copies of eMagin's Annual Report on Form 10-K for the fiscal year ended December 31, 2013 may be obtained without charge by writing to the Corporate Secretary, eMagin Corporation, 3006 Northup Way, Suite 103, Bellevue, WA 98004.  eMagin's Annual Report on Form 10-K can also be found on eMagin's website: www.eMagin.com.

Stockholders Proposals for the 2015 Annual Meeting.

Proposals by any stockholder intended to be presented at the next Annual Meeting of Stockholders must be received by the Company for inclusion in material relating to such meeting not later than November 30, 2014.

Any stockholder who wishes to present proposals for inclusion in the Company’s proxy materials for the 2015 Annual Meeting of Stockholders may do so by following the procedures prescribed in Rule 14a-8 under the Securities Exchange Act of 1934, as amended. To be eligible, the stockholder proposals must be received by our Corporate Secretary at our principal executive office on or before November 30, 2014. Such proposal must also meet the other requirements of the rules of the SEC relating to stockholders’ proposals.

Proxy Solicitation Costs

The proxies being solicited hereby are being solicited by the Company. The Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of the Notice, the Proxy Statement, the Proxy card and establishment of the Internet site hosting the proxy material.  Copies of solicitation materials will be furnished to banks, brokerage houses, fiduciaries and custodians holding in their names shares of common stock beneficially owned by others to forward to such beneficial owners. Officers and regular employees of the Company may, but without compensation other than their regular compensation, solicit proxies by further mailing or personal conversations, or by telephone, telex, facsimile or electronic means. We will, upon request, reimburse brokerage firms and others for their reasonable expenses in forwarding solicitation material to the beneficial owners of stock.
By Order of the Board of Directors,

/s/ Jill J. Wittels
Jill J. Wittels
Chair of the Board of Directors

PROXY

eMAGIN CORPORATION

PROXY FOR ANNUAL MEETING TO BE HELD ON MAY 22, 2014

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS

The undersigned shareholder hereby appoints Andrew Sculley and Paul Campbell or either of them (each with full power to act alone), as attorneys and proxies for the undersigned, with the power to appoint his or her substitute, to represent and to vote all the shares of common stock or Series B Convertible Preferred Stock of eMagin Corporation (the “Company”), which the undersigned would be entitled to vote, at the Company’s Annual Meeting of Stockholders to be held at the offices of Sichenzia Ross Friedman Ference LLP, 61 Broadway, 32nd Floor, New York, New York 10006 on Thursday, May 22, 2014, at 10:00 a.m., Eastern Time, and at any adjournments thereof, subject to the directions indicated on the reverse side hereof.

In their discretion, the Proxy is authorized to vote upon any other matter that may properly come before the meeting or any adjournments thereof.

This proxy, when properly executed, will be voted in the manner directed on the reverse side by the undersigned shareholder. If no direction is made, this proxy will be voted FOR the election of the named nominees as directors, FOR Proposals 2 and 3.

PLEASE MARK, SIGN, DATE AND RETURN THE PROXY CARD PROMPTLY USING THE ENCLOSED ENVELOPE.

(IMPORTANT--This Proxy must be signed and dated on the reverse side.)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting of Stockholders to be held on May 22, 2014

The proxy statement and our 2013 Annual Report on Form 10-K to Stockholders are available at http://www.cstproxy.com/emagin/2014

The Board of Directors recommends a vote FOR the election of the named nominees as directors, FOR Proposals 2, and 3.

1. Election of Directors

Please mark your votes like this	☒

NOMINEES:

01) Christopher Brody	FOR ☐	WITHHOLD ☐	2. Proposal to ratify McGladrey LLP as the Company’s independent auditors for the fiscal year ending December 31, 2014.
02) Paul Cronson	FOR ☐	WITHHOLD ☐	☐FOR ☐ AGAINST ☐ ABSTAIN
03) Irwin Engelman	FOR ☐	WITHHOLD ☐
04) Leslie G. Polgar	FOR ☐	WITHHOLD ☐	3. To recommend, by non-binding vote, the approval of the compensation disclosed in the Proxy Statement of the
05) Andrew G. Sculley	FOR ☐	WITHHOLD ☐	Company’s executive officers, who are named in the Summary Compensation Table.
06) Brig. General Stephen Seay	FOR ☐	WITHHOLD ☐	☐ FOR ☐ AGAINST ☐ ABSTAIN
07) Jill J. Wittels	FOR ☐	WITHHOLD ☐

I plan on attending the meeting ☐

Please sign exactly as name appears below. When shares are held by joint tenants, both should sign. When signing as attorney, executor, administrator, trustee or guardian, please give full title as such. If a corporation, please sign in full corporate name by President or other authorized officer. If a partnership, please sign in partnership name by authorized person.

Date:

Signature

Signature (if held jointly)

PLEASE DETACH ALONG PERFORATED LINE AND MAIL IN THE ENVELOPE PROVIDED.

As a shareholder of eMagin Corporation, you have the option of voting your shares electronically through the Internet or on the telephone, eliminating the need to return the proxy card. Your electronic vote authorizes the named proxies to vote your shares in the same manner as if you marked, signed, dated and returned the proxy card. Votes submitted electronically over the Internet or by telephone must be received by 11:59 p.m., Eastern Time, on May 21, 2014.

CONTROL NUMBER

PROXY VOTING INSTRUCTIONS

Please have your 11 digit control number ready when voting by Internet or Telephone

INTERNET Vote Your Proxy on the Internet: Go to www.cesvote.com Have your proxy card available when you access the above website. Follow the prompts to vote your shares.

TELEPHONE
Vote Your Proxy by Phone: Call 1 (888) 693-8683
Use any touch-tone telephone to vote your proxy. Have your proxy card available when you call. Follow the voting instructions to vote your shares.
MAIL Vote Your Proxy by Mail: Mark, sign, and date your proxy card, then detach it, and return it in the postage-paid envelope provided.